EX-28.n.1

DIMENSIONAL INVESTMENT GROUP INC.

Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3

I.       INTRODUCTION

This Amended and Restated Multiple Class Plan Pursuant to Rule 18f-3 (the “Plan”) has been adopted by a majority of the Board of Directors of Dimensional Investment Group Inc. (the “Company”), including a majority of the Directors who are not “interested persons” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Company (together, the “Independent Directors”), pursuant to Rule 18f-3 under the 1940 Act, with respect to each series of the Company listed on Exhibit A to this Plan (each a “Fund,” and together, the “Funds”).

The Plan designates the share classes offered by the Company: Institutional Class and Class R2. In accordance with Rule 18f-3 under the 1940 Act, the Plan sets forth the differences between the classes with respect to distribution arrangements, shareholder services, expense allocations and any related conversion features or exchange privileges.

The Company’s Board of Directors, including a majority of the Independent Directors, has determined that the Plan, including the allocation of expenses, is in the best interests of the Company as a whole, each Fund and each class of shares offered by each Fund.

II.       ELEMENTS OF THE PLAN

Class Designation: Each Fund’s shares shall be divided into the classes identified on Exhibit A to this Plan. Subject to approval by the Board of Directors, the Company may change the names designating the Funds’ classes of shares.

Differences in Availability: Institutional Class Shares shall be available to eligible investors, including generally institutional investors and clients of registered investment advisors (and others as disclosed in the Funds’ prospectuses). Class R2 Shares shall be available to defined contribution plans, health savings plans and qualified tuition programs (and others as disclosed in the Funds’ prospectuses) that desire an expanded array of shareholder services, based on the requirements of the plans or programs as determined by such plans’ or programs’ sponsors or other fiduciaries, as disclosed in the Funds’ prospectuses. All shares will be sold subject to the supervision of DFA Securities LLC (“DFAS”).

Differences in Distribution Arrangements: Institutional Class Shares and Class R2 Shares have identical distribution arrangements, and such share classes shall not incur distribution expenses.

Differences in Shareholder Services: Investors in the Institutional Class Shares shall receive a standard range of shareholder services, as described in the prospectuses of Institutional Class Shares of the Funds. Investors in Class R2 Shares of each Fund shall receive an expanded (but not identical) array of shareholder services described in the Shareholder Services Agreement, as approved by the Company’s Board of Directors, and as disclosed in the prospectus of Class R2 Shares of the Funds. These shareholder services shall include, among others, recordkeeping services, account statement preparation and transmission, transaction reporting, and services in connection with shareholder meetings.

Expense Allocation: All expenses of each Fund shall be allocated between each class of shares in accordance with Rule 18f-3 under the 1940 Act, except that the (i) fees and expenses incurred by a Fund under a Shareholder Services Agreement for its Class R2 Shares shall be allocated to Class R2 Shares, and (ii) following types of expenses specific to each class shall be allocated to such class:

•	transfer agency and other recordkeeping costs;

•	Securities and Exchange Commission and blue sky registration or qualification fees;

•	printing and postage expenses related to printing and distributing materials, such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class;

•	audit or accounting fees or expenses relating solely to such class;

•	the expenses of administrative personnel and services as required to support the shareholders of such class;

•	litigation or other legal expenses relating solely to such class;

•	Directors’ fees and expenses incurred as a result of issues relating solely to such class; and

•	other expenses subsequently identified and determined to be properly allocated to such class.

Conversion Features: The Company’s Board of Directors approved a Plan of Recapitalization (the “Recapitalization Plan”) on December 20, 2022, for DFA International Value Portfolio, Global Equity Portfolio, Global 60/40 Portfolio and Global 25/75 Portfolio, whereby each Fund’s Class R2 Shares are to be converted to the Fund’s Institutional Class Shares by the Company at the time and pursuant to the conditions of the Recapitalization Plan (“Class R Conversion”). Effective immediately following a Fund’s Class R Conversion, Class R2 shall be automatically eliminated from this Plan with respect to that Fund.

Exchange Privileges: Institutional Class Shares and Class R2 Shares of a Fund may be exchanged for the identical class of shares of another series of the Company, according to the terms and conditions stated in each Fund’s prospectus, as it may be amended from time to time, to the extent permitted under the 1940 Act and the rules and regulations adopted thereunder.

Voting and Other Rights: All class shares shall each have: (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligations as the other class.

Additional Information: The Plan is qualified by and subject to the terms of the then current prospectuses for the applicable classes; provided, however, that none of the terms set forth in any such prospectuses shall be inconsistent with the terms of the classes contained in the Plan. The prospectuses for the Funds contain additional information about the classes and the Funds’ multiple class structure.

Adopted: September 5, 2003
Amended and Restated: December 15, 2016
Amended and Restated: December 20, 2022

Exhibit A

Fund	Class
DFA International Value Portfolio	Institutional Class and Class R2
DFA International Value Portfolio III	Institutional Class
U.S. Large Cap Value Portfolio III	Institutional Class
DFA Two-Year Fixed Income Portfolio	Institutional Class
DFA Two-Year Government Portfolio	Institutional Class
Emerging Markets Portfolio II	Institutional Class
Tax-Managed U.S. Marketwide Value Portfolio II	Institutional Class
U.S. Large Company Portfolio	Institutional Class
Global Equity Portfolio	Institutional Class and Class R2
Global 60/40 Portfolio	Institutional Class and Class R2
Global 25/75 Portfolio	Institutional Class and Class R2
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